UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 3, 2006

Date of report (Date of earliest event reported)

Velocity Express Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North

Bldg. B, Suite 300

Westport, Connecticut 06880

(Address of principal executive offices, including zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Velocity Express Corporation filed a current report on Form 8-K on July 6, 2006, reporting certain events relating to, but preceding, the signing of the agreement and plan of merger and the financing transactions disclosed herein.

Item 1.01 Entry into a Material Definitive Agreement

On July 3, 2006, Velocity Express Corporation (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) providing for the Company’s acquisition of CD&L, Inc. (“CD&L”), a corporation engaged in the same business as the Company. The terms of the Merger Agreement provide that, upon consummation of a merger of CD&L Acquisition Corp. with and into CD&L (the “Merger”), the holders of CD&L common stock will receive $3.00 per share in cash in consideration for their shares. The transaction is subject to approval by CD&L’s stockholders. In separate transactions, the Company has purchased common stock, convertible securities and warrants from investors and certain current and former members of the management of CD&L, resulting in the Company’s acquisition of a 49% beneficial ownership interest in CD&L’s common stock. In addition, the holders of approximately 7% of CD&L’s common stock have agreed to vote their shares in favor of the Merger.

CD&L is one of the leading national full-service providers of customized, same-day, time-critical, delivery services to a wide range of commercial, industrial and retail customers throughout the United States. Its services include rush delivery service, typically consisting of delivering time-sensitive packages, such as critical parts, emergency medical devices and legal and financial documents from point to point on an “as needed” basis; distribution services providing same-day delivery for pharmaceutical and office supply wholesalers, manufacturers and retailers; facilities management, including providing and supervising mailroom personnel and internal and outside delivery services; and dedicated contract logistics providing comprehensive solutions to customers that want control, flexibility and image of an in-house fleet with the economic benefits of outsourcing.

The Company’s response to Item 1.01 is divided into the following sections:

•	The Merger Agreement;

•	Acquisition Financing; and

•	Acquisition of 49% Beneficial Interest in Common Stock of CD&L.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not describe all the terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to this current report and is incorporated herein by reference.

Structure of the Merger

At the effective time of the Merger, CD&L Acquisition Corp., a wholly owned subsidiary of the Company, will be merged with and into CD&L, and each issued and outstanding share of CD&L capital stock, other than shares of stock whose holders have asserted appraisal rights, will be converted into the right to receive $3.00 per share in cash. As the surviving corporation, CD&L will continue to operate as a wholly owned subsidiary of the Company and continue to be governed by the laws of the State of Delaware, and the corporate existence of CD&L, with all its rights, privileges, immunities, powers, and franchises, will continue unaffected by the Merger.

Effective Time

Assuming all conditions to the Merger are met or waived by the appropriate parties, it is anticipated that the Merger will be completed shortly after approval is obtained from CD&L’s stockholders. The Merger will be effective at the date and time designated in the certificate of merger filed with the office of the Secretary of State of the State of Delaware.

Merger Consideration

Each share of CD&L’s common stock issued and outstanding immediately before the Merger (other than shares held by the Company or its subsidiaries) will be converted into the right to receive $3.00, payable to the holder thereof in cash, without interest. After the Merger is effective, each holder of a certificate representing shares of CD&L common stock will no longer have any rights with respect to those shares, except for the right to receive the $3.00 per share merger consideration.

Treatment of CD&L’s Stock Options, Warrants and Restricted Stock Units

If the Merger is completed, each outstanding stock option and warrant to purchase shares of CD&L common stock will be cancelled and converted into the right to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

•	the excess, if any, of $3.00 over the exercise price of the option; and

•	the number of shares then subject to the option or warrant.

If the Merger is completed, each outstanding performance unit award granted under a CD&L employer equity plan will be cancelled and the holder will be entitled to receive a cash payment, net of applicable taxes, in an amount equal to the product of:

•	$3.00; and

•	the number of shares than subject to the performance award.

As of the effective time of the Merger, CD&L’s stock option and stock incentive plans will be terminated and all rights under any provision of any other plan, program or arrangement providing for the issuance of grant of any other interest in respect of CD&L’s capital stock will be cancelled.

Significant Covenants Under the Merger Agreement

No Solicitation of Competing Transactions by CD&L. Under the “no solicitation” provisions of the Merger Agreement, CD&L has agreed that it will not take any of the following actions:

•	solicit or initiate any inquiries relating to, or the submission of, any proposal or offer from a third party to acquire beneficial ownership of more than 10% of the assets of CD&L or 10% or more of any class of equity securities of CD&L pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions;

•	participate in any discussions or negotiations regarding a competing transaction or furnish any information or data or take any other action to knowingly facilitate the making of any proposal for a competing transaction; and

•	enter into any agreement with respect to any competing transaction, approve or recommend any competing transaction or enter into any agreement requiring CD&L to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Notwithstanding the provisions of the Merger Agreement described above, CD&L may engage in discussions or negotiations with, or provide information to, a person who makes an unsolicited bona fide written proposal for a competing transaction if CD&L’s board of directors determines in good faith, after consultation with its financial advisor, that the proposal constitutes, or is reasonably likely to constitute, a superior competing transaction. A “superior competing transaction” is defined as an alternative transaction structured to permit any third party to acquire beneficial ownership of more than 10% of the assets of or any class of equity securities of CD&L that the CD&L board of directors determines in good faith (i) will result in, or is reasonably likely to lead to, terms that are more favorable to CD&L’s stockholders than the Merger, and that failure to pursue the competing transaction would result in a breach of the fiduciary duties of CD&L’s board of directors; (ii) is reasonably capable of being consummated; and (iii) is subject to a confidentiality agreement with the third party on terms no less favorable to CD&L than the confidentiality agreement entered into with the Company. CD&L has agreed to provide the Company with information about any proposal for a competing transaction CD&L receives and to keep the Company informed on a prompt basis of the status of any such proposals.

CD&L’s board of directors may withhold, withdraw or modify its recommendation to its stockholders to approve the Merger, and may adopt or recommend a competing transaction, and CD&L may enter into an agreement for a competing transaction only if (i) a third party submits an unsolicited competing transaction that CD&L’s board of directors determines is reasonably likely to result in a superior competing transaction and determines that failure to take such action would result in a breach of its fiduciary duties; (ii) CD&L has delivered to the Company prior written notice that it intends to take such action, including the identity of the third party and the terms and conditions of the competing transaction; (iii) seven business days have elapsed since CD&L has delivered the written notice and CD&L has given the Company reasonable opportunity to discuss the competing transaction and to propose amendments to the Merger Agreement during the seven business day period; and (iv) at the end of the seven business day period, CD&L’s board of directors determines that the competing transaction continues to be reasonably likely to result in a superior competing transaction.

The Company has agreed not to vote any more than 25% of the outstanding CD&L shares it owns against a superior competing transaction. Any shares that CD&L does not vote against a superior competing transaction must be voted, abstained or not voted in the same proportion as all other shares not held by the Company are voted, abstained or not voted.

Indemnification and Insurance for CD&L’s Officers and Directors. The Merger Agreement obligates both the Company and CD&L to indemnify and hold harmless, to the fullest extent of applicable law, any person who served CD&L as an officer, director, employee or any other fiduciary capacity during any period prior to CD&L’s execution and delivery of the Merger Agreement from and against any losses, damages, claims, costs and expenses of any kind arising out of the person’s service to CD&L in such capacity. In addition, the Company and CD&L are obligated to purchase for the benefit of such indemnified persons a six-year insurance policy against officers’ and directors’ liability commensurate with the terms and conditions of CD&L’s existing policy.

Other Covenants. Each of the Company and CD&L has agreed to use reasonable efforts to take all actions necessary to cause the conditions to closing of the Merger to be satisfied, and to obtain all necessary waivers, consents and approvals in connection therewith.

Each of the Company and CD&L has agreed to provide the other with reasonable access to its books, records, employees, advisors and other representatives.

The Company and CD&L are prohibited from soliciting each other’s employees until the earlier of the consummation of the Merger or the one-year anniversary of the termination of the Merger Agreement.

Representations and Warranties

The Merger Agreement is intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. In particular, the representations and warranties made by the parties in the Merger Agreement define their respective rights with respect to their obligation to close the Merger if events or circumstances differ from those stated in the representations and warranties.

Each of the Company and CD&L has made customary representations and warranties to the other in the Merger Agreement regarding, among other things:

•	organization and similar corporate matters;

•	the authorization, execution, delivery and performance of the Merger Agreement; and

•	consents and approvals in connection with performance of the Merger Agreement.

The Company and CD&L Acquisition Corp. have made additional representations and warranties to CD&L regarding, among other things:

•	the accuracy of the information supplied by it for inclusion in the proxy statement for CD&L’s special meeting to approve the Merger Agreement; and

•	that the Company has sufficient funds to complete the Merger and make required payments under the Merger Agreement; operate its business as presently contemplated after giving effect to the Merger; and to pay its debts as they come due.

CD&L has made additional representations and warranties to the Company regarding, among other things:

•	CD&L’s capital structure;

•	the absence of conflicts, violations or defaults under its organizational documents and other agreements and documents as a result of executing the Merger Agreement;

•	reports and financial statements filed by CD&L with the Securities and Exchange Commission and the accuracy of the information contained in those documents;

•	the absence of certain changes or events since March 31, 2006 affecting CD&L;

•	the absence of material litigation or other legal proceedings involving CD&L;

•	third party consents, waivers and notices necessary to complete the Merger;

•	its insurance coverage;

•	the filing of tax returns, payment of taxes and other tax matters;

•	its employee benefits plans and labor matters;

•	environmental laws and regulations;

•	its ownership, use and non-infringement of intellectual property rights;

•	compliance with laws, governmental regulations and orders;

•	absence of certain agreements triggering rights upon a change of control of CD&L and actions taken under state anti-takeover laws;

•	brokers and finders employed in connection with the Merger;

•	the opinion of CD&L’s financial advisor;

•	customers and suppliers;

•	no defaults under its organizational documents and applicable laws;

•	material contracts;

•	transactions with affiliates;

•	licensees;

•	information supplied to the Company;

•	title to and condition of assets;

•	real property; and

•	independent contractors.

Conduct of CD&L’s Business Prior to the Merger

Under the Merger Agreement, CD&L has agreed that, until the Merger is effective, it will conduct its operations according to its ordinary and usual course of business consistent with past practice and seek to preserve intact its current business organization, keep available the services of its current officers, employees and independent contractors and preserve its relations with customers, suppliers and others having business with it. CD&L has also agreed that it will not take any of the following actions without the prior written consent of the Company:

•	issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any additional shares of capital stock or any convertible securities or any other securities in respect of, in lieu of, or in substitution for, shares of capital stock outstanding on the date of the Merger Agreement;

•	redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock or any convertible securities, provided that CD&L may repurchase outstanding stock options in accordance with the terms of its stock option plans;

•	split, combine, subdivide or reclassify any shares of capital stock or convertible securities or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock or convertible securities or otherwise make any payments to security holders in their capacity as such, except for dividends by a wholly owned subsidiary of CD&L to CD&L;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CD&L or any of its subsidiaries;

•	adopt any amendments to its Certificate of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary, except as expressly required or permitted by the Merger Agreement;

•	make any material divestiture or acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

•	incur any indebtedness or guarantee any indebtedness, except for (i) indebtedness incurred in the ordinary course of business and consistent with past practice or (ii) indebtedness in replacement of existing indebtedness on customary commercial terms;

•	make any loans, advances or capital contributions in excess of $250,000 in the aggregate;

•	grant any increases in the compensation of any of its directors, officers or employees, except (i) in the ordinary course of business and consistent with past practice, (ii) as required under any existing benefit plan or written severance, termination or employment agreement, or (iii) to the extent reflected in certain change in control payments;

•	pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any existing benefit, severance, termination, pension or employment plans, agreements or arrangements;

•	except as expressly provided by the Merger Agreement, enter into any new or materially amend any existing employment or severance or termination agreement with any director, officer or employee;

•	become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, or amend any such existing plan or arrangement;

•	make or agree to make any material capital expenditures or material commitments not in the ordinary course of business and consistent with past practice;

•	take any action or fail to take any action which could reasonably be expected to result in any of the covenants or conditions to the Merger not being satisfied; or

•	enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Conditions to the Merger

The obligations of each of the Company and CD&L to consummate the Merger are subject to the following conditions:

•	the approval of Merger and the Merger Agreement by CD&L’s stockholders;

•	the absence of any statutes, regulations, governmental orders or injunctions that prevent or prohibit the Merger; and

•	the receipt of all required governmental consents, orders and approvals.

Termination of the Merger Agreement

The Merger Agreement can be terminated and the Merger abandoned, either before or after CD&L stockholder approval, by the mutual written consent of the Company and CD&L.

Either the Company or CD&L can terminate the Merger Agreement, either before or after CD&L stockholder approval, if:

•	any court of competent jurisdiction or other governmental entity or regulatory authority permanently restrains, enjoins or otherwise prohibits the Merger;

•	if CD&L’s stockholders fail to approve the Merger at the special meeting held for such purpose; or

•	if the Merger has not occurred on or before the 180th day following the date of the Merger Agreement unless extended by the mutual agreement of the parties.

The Company can terminate the Merger Agreement, either before or after CD&L stockholder approval, if:

•	CD&L breaches its covenant not to solicit another transaction in competition with the Merger; or

•	CD&L’s board of directors withholds, modifies or withdraws its recommendation to CD&L’s stockholders to vote in favor of the Merger.

If the Company terminates the Merger Agreement in either circumstance, a termination fee of $2.5 million will be payable by CD&L to the Company.

CD&L can terminate the Merger Agreement prior to CD&L stockholder approval if CD&L’s board of directors withholds, modifies or withdraws its recommendation in favor of the Merger to the CD&L stockholders in response to a superior competing transaction, but only if:

•	CD&L provides the Company an opportunity to propose modifications to the terms of the Merger Agreement in response to the superior competing transaction;

•	CD&L has paid the Company a termination fee of $2.5 million; and

•	CD&L has entered into a definitive agreement for a superior competing transaction.

Amendments and Waivers

Subject to applicable law and as otherwise provided in the Merger Agreement, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of CD&L’s stockholders, by written agreement, by action taken by the respective boards of directors of the Company and CD&L. However, after the approval of the Merger Agreement by CD&L’s stockholders, no amendment may be made which by applicable law requires further CD&L stockholder approval without obtaining such further approval.

Voting Agreement

In connection with the execution and delivery of the Merger Agreement, the Company entered into a voting agreement with Albert W. Van Ness, Jr., William T. Brannan, Michael Brooks, Russell J. Reardon, Matthew J. Morahan, Vincent P. Brana and Jack McCorkell, stockholders of CD&L (the “Stockholders”), who represented themselves as the record and beneficial owners of an aggregate of 1,346,270 shares of common stock of CD&L. Each of the Stockholders has agreed that until (x) the effective time of the Merger, (y) the date of an adverse recommendation change by the Board of Directors of CD&L in connection with a superior competing transaction and a termination of the Merger Agreement, or (z) the date of termination of the Merger Agreement for any other reason, at any meeting of the Stockholders of CD&L they will vote their shares of CD&L of record or beneficially owned in favor of approval of the Merger, adoption of the Merger Agreement and any actions required in furtherance thereof; against any action or agreement that would result in a breach of a covenant, representation or warranty or any other obligation of CD&L under the Merger Agreement or any Stockholder under the voting agreement; and against certain actions that would adversely affect the Merger and the transactions contemplated by the voting agreement and the Merger Agreement (but such restrictions will not apply to a vote in connection with a superior competing offer if the vote is made subsequent to a Company adverse recommendation change by the Board attributable to a superior competing transaction). Each of the Stockholders made other covenants, representations and warranties, waived appraisal rights under Section 262 of the Delaware General Corporation Law and agreed to execute additional documents and take other actions as may be necessary or desirable to make effective the transactions contemplated by the voting agreement. Each of the Stockholders has granted the Company an irrevocable proxy to secure the obligations of each Stockholders under the voting agreement. The foregoing summary of the voting agreement is qualified in its entirety by reference to the voting agreement, a copy of which is attached as Exhibit 10.7 to this current report and is incorporated herein by reference.

ACQUISITION FINANCING

On July 3, 2006, the Company entered into a purchase agreement (the “Senior Secured Note Purchase Agreement”) and Indenture (as defined below) pursuant to which it sold $75.0 million aggregate principal amount of 12% senior secured notes due 2010 (the “Senior Notes”) to the purchasers named therein (the “Unit Purchasers”) in a private placement transaction. The Senior Notes were sold at a discount of 5.66% of face value. The net proceeds from the sale of the Senior Notes, after deducting the Unit Purchasers’ discount and estimated offering expenses payable by the Company, were approximately $65.2 million. The Senior Notes were issued in units comprised of (a) $1,000 aggregate principal amount at maturity of Senior Notes and (b) a warrant to purchase 345 shares of the Company’s common stock exercisable at $1.45 per share (the “Warrant”).

On July 3, 2006, the Company entered into a Stock Purchase Agreement (the “SPA”) by and among the Company and certain investors named therein (the “Investors”), pursuant to which the Company sold for cash an aggregate of 4,000,000 shares of Series Q Convertible Preferred Stock (the “Series Q Preferred Stock”) for a total purchase price of $40,000,000.

The descriptions contained herein are qualified in their entirety by reference to the Senior Secured Note Purchase Agreement (including the form of Senior Note), the form of Warrant issued to the Unit Purchasers and the SPA, copies of which are attached as Exhibits 10.1, 10.2 and 10.4, respectively, to this current report and are incorporated herein by reference.

Terms of Senior Secured Notes and Indenture

The Company issued the Senior Notes pursuant to an Indenture entered into on July 3, 2006 between the Company and Wells Fargo Bank, N.A. as trustee (the “Indenture”). The summary set forth below is not complete and is qualified in its entirety by reference to the Indenture, a copy of which is attached as Exhibit 4.1 to this current report and is incorporated herein by reference. Article and section numbers below refer to the relevant provisions in the Indenture.

The Senior Notes accrue interest from and after December 30, 2006 at a rate of 12% per annum. Interest is payable semi-annually in arrears, commencing June 30, 2007.

The Senior Notes may be redeemed at the option of the Company after June 30, 2009, upon payment of the then applicable optional redemption price. (Section 3.01(a)) Beginning 90 days after issuance of the Senior Notes, the Company may also redeem Senior Notes, in an aggregate principal amount not to exceed 35% of the principal amount of the Senior Notes issued, with proceeds derived from the sale of the Company’s capital stock. (Section 3.01(b)) The Company may also redeem Senior Notes with proceeds derived from the exercise of Warrants, provided that the aggregate principal amount of Senior Notes so redeemed, plus the aggregate amount redeemed as described in the preceding sentence, may not exceed 50% of the principal amount of the Senior Notes issued. (Section 3.01(c)) In each instance, the optional redemption price is 112% of the principal balance of the Senior Notes redeemed if the redemption occurs before June 30, 2007; 106% if between June 30 2007 and June 29, 2009; and 100% thereafter, plus in each case all accrued and unpaid interest.

If a special redemption trigger occurs, the Company is obligated to effect a special mandatory redemption of the outstanding Senior Notes, except with respect to Senior Notes of any holders who have elected to forego the special mandatory redemption. (Section 3.07) Special redemption trigger means the earliest to occur of (a) the closing of a merger or acquisition of or with respect to CD&L, other than pursuant to the Merger Agreement, (b) termination of the Merger Agreement, or (c) failure for any other reason of the Merger to occur on or before the 270th day following the date of issuance of the Senior Notes. The special mandatory redemption price equals 106% of the original principal amount of the Senior Notes, plus accrued and unpaid interest.

Holders of Senior Notes will have the right to cause the Company to redeem, at par, up to 25% of the original principal amount of Senior Notes issued if the Company’s consolidated cash flow (as defined in the Indenture), for the period of four consecutive fiscal quarters preceding the second anniversary of the issue date, is less than $20 million. The holders will have the right to cause the Company to redeem, at par, up to an additional 25% of the original principal amount of Senior Notes issued if the Company’s consolidated cash flow, for the period of four consecutive fiscal quarters preceding the third anniversary of the issue date, is less than $25 million. Such rights of the holders to cause the Company to redeem Senior Notes will terminate under certain circumstances, if at or prior to such second or third anniversary date the volume-weighted average trading price for the Company’s common stock exceeds $2.75 per share for any 20 trading days falling within any consecutive 30-trading-day period from the issue date through such anniversary date. (Section 3.11)

Upon a change of control of the Company, holders of the Senior Notes will have the right to require the Company to repurchase all or any part of their Notes at an offer price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. (Section 4.08)

The Senior Notes are guaranteed by the Company’s domestic subsidiaries. The Senior Notes are secured by a first-priority lien, subject to permitted liens, on collateral consisting of substantially all of the tangible and intangible assets of the Company and its domestic subsidiaries. The trustee is required by the Indenture to subordinate the lien securing the Senior Notes to the lien securing a working capital facility if and when the Company enters into such a facility in compliance with the terms of the Indenture. The foregoing description of the security for payment of the Senior Notes is qualified in its entirety by reference to the security agreement between the Company and its subsidiaries and the trustee, a copy of which is attached as Exhibit 10.3 to this current report and is incorporated herein by reference.

The Company is obligated to comply with certain other covenants including the obligation to maintain its legal existence and comply with applicable laws and regulations (Sections 4.03 and 4.04); limitation on incurring additional indebtedness and issuance of preferred stock (Section 4.09); limitation on restricted payments (Section 4.10); limitation on liens (Section 4.11); limitation on asset sales (Section 4.12); limitation on transactions with affiliates (Section 4.14); limitation on sale and leaseback transactions (Section 4.15); limitation on consolidation, merger and sale of assets (Section 5.01); and other covenants customary for similar transactions (Sections 4.17 to 4.20, 4.23 and 4.24). In addition, the Indenture contains certain financial covenants under which the Company must maintain cash and cash equivalents at specified levels and cash, cash equivalents and qualified accounts receivable at specified levels (Sections 4.21 and 4.22). At least two business days prior to the consummation of the Merger and application of the proceeds of the Senior Notes for the purposes relating to the Merger as described in the Indenture, the Company must deliver to the holders an officer’s certificate certifying that no default then exists or will exist upon consummation of the Merger (Section 4.25). If the Merger has not occurred by the 180th day following the Senior Notes issue date, the Company agrees to enter into an agreement sufficient to perfect the trustee’s security interest in the cash held in escrow for payment of the remainder of the purchase price payable upon consummation of the Merger (Section 4.26).

Events of default under the Indenture include the failure of the Company to make payments on the Senior Notes when due, the failure to comply with covenants, the occurrence of certain defaults under other debt instruments, failure to pay one or more final judgments aggregating in excess of $2.5 million and certain events of bankruptcy or insolvency. Upon the occurrence of an event of default, the maturity of the Notes may be accelerated and the Trustee may pursue other remedies. (Article 6)

The Indenture and related security documents may be amended without the consent of any holder to cure any ambiguity, omission, defect or inconsistency and in other limited circumstances. Except for certain changes requiring the consent of each affected holder, the Company and the trustee may otherwise amend the Indenture and related security documents with the consent of the holders of at least 50% in aggregate principal amount of the Senior Notes at such time outstanding. (Sections 8.01 and 8.02)

Warrants

On July 3, 2006, the Company issued Warrants to the Unit Purchasers to purchase an aggregate of 25,875,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.004 per share, at an initial exercise price of $1.45 per share, subject to adjustment from time to time as provided in the Warrant. Each Warrant was issued in connection with the offering of units, each unit consisting of a Warrant to purchase 345 shares of common stock and a $1,000.00 aggregate principal amount of the Company’s Senior Notes. The Warrants may be exercised at the option of the holder commencing on the approval by the stockholders of the Company of the issuance of the Warrant Shares in accordance with the rules of the NASDAQ Stock Market, and ending at 5:00 P.M. Eastern Time on July 3, 2010.

If stockholder approval is obtained and becomes effective, and if at any time after July 3, 2008: (i) the daily volume weighted average price of a share of the Company’s common stock is equal to or exceeds $2.75 per share (as such price may be adjusted pursuant to the terms of the Warrant), for 20 out of any 30 consecutive trading-day period (the “Automatic Exercise Value Trigger”); (ii) the Warrant Shares issuable upon occurrence of the Automatic Exercise Value Trigger are available for immediate resale without registration or pursuant to an effective registration statement under the Securities Act of 1933 on the date the Automatic Exercise Value Trigger occurs and the date Notice of Automatic Exercise is delivered to a holder of Warrants; (iii) on each day during such 30-day period the common stock is designated for quotation on the principal market on which it is listed and has not been suspended from trading on such market (other than suspensions of not more than 2 trading days due to business announcements by the company); (iv) delisting or suspension of the common stock by the principal market on which it is listed shall not have been threatened or be pending on either of such dates; (v) during the 30-day trading period in and each of such evaluation dates there shall not have occurred the public announcement of a pending or proposed or intended merger which has not been abandoned, terminated or consummated, an event of default under the Indenture related to the Senior Notes or an event that with the passage of time or giving of notice would constitute an event of default thereunder; and (vi) the Company has no knowledge on either of the evaluation dates of any fact that would cause the registration statement required pursuant to the Registration Rights Agreement (as defined below) not to be effective and available for the resale of all remaining Warrant Shares in accordance with the terms of the Registration Rights Agreement or any Warrant Shares issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to SEC Rule 144(k) and any applicable state securities laws, then the Warrant will be deemed to be exercised automatically at the applicable exercise price.

If the Company does not obtain stockholder approval of the issuance of the Warrant Shares on or before an approval deadline of October 31, 2006, then it is obligated to pay to the holder of each Warrant as liquidated damages an amount equal to 1% of the aggregate exercise price for the Warrant Shares subject to the Warrant for each 30-day period after the approval deadline until stockholder approval is effective. The payments are to be made to the holder in cash. The Company’s stockholders have approved the issuance of the Warrant Shares, however, such approval will not be effective until the Company prepares an Information Statement in compliance with Regulation 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), mails such Information Statement to the Company’s stockholders and 20 calendar days have elapsed after such mailing.

The Company is obligated to give written notice to the holders of a Warrant of the automatic exercise of the Warrants within 10 business days after the occurrence of an Automatic Exercise Value Trigger. The amount of the Warrant to be exercised upon occurrence of an Automatic Exercise with respect to the first 30-day period in which the Automatic Exercise Value Trigger has been achieved shall not exceed the number of Warrant Shares equal to 20% of the average of the dollar value of the common stock traded each day during such measurement period divided by the exercise price in effect at the end of the measurement period; and multiplied by the fraction whose numerator is the number of Warrant Shares for which the Warrant is exercisable as of the end of the measurement period; and whose denominator is the aggregate number of shares of common stock issuable upon the full exercise of the then outstanding class of Warrants as of the end of the measurement period.

The exercise price of Warrants may be paid by the holder by delivery to the Company of cash, tender of Senior Notes, or a combination of cash and Senior Notes. Senior Notes delivered in payment of the exercise price of Warrants are deemed to have a value equal to 100% of the principal amount of a note tendered. A holder of Warrants tendering Notes is entitled to be paid accrued but unpaid interest on the Senior Note to and including the date the notice of exercise is delivered to the Company or the date notice of automatic exercise is delivered to the holder and the amount of any premium over the principal amount of the Note if any that would be paid to the holder if the note delivered in payment of the exercise price was redeemed pursuant to a redemption call. If at any time Warrant Shares are not available for immediate resale as required under the terms of the Warrant, the holder of a Warrant may exercise the Warrant in whole or in part pursuant to a cashless exercise formula.

If the Company fails to deliver Warrant Shares upon exercise of the Warrant, it has agreed to pay liquidated damage to a holder for such late delivery the amount of $100.00 per business day after the third business day after the Warrant has been properly exercised for each $10,000 of common stock and continuing until the date on which the certificate representing such Warrant Shares are delivered to the holder. In addition, if the Company fails to make timely delivery of certificates representing Warrant Shares for which a Warrant has been exercised, and if within 7 business days thereafter the holder purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by the holder of common stock which the holder anticipated receiving upon exercise, then the Company is obligated to pay to the holder within 5 business days the amount by which (i) the holders total purchase price (including brokerage commissions) for the shares of common stocks so purchased exceeds (ii) the aggregate current market price for the common stock for which the exercise was not timely honored together with interest thereon at the rate of 15% per annum, accruing from the date of deemed issue until the amount and any accrued interest is paid in full.

The Company may not effect the exercise of a Warrant, and the holder of a Warrant does not have the right to exercise the Warrant, to the extent that after giving effect to the exercise the holder (together with the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of common stock of the Company outstanding immediately after giving effect to the exercise. By written notice to the Company, any holder of a Warrant may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that such increase will not be effective until the 61st day after such notice is delivered to the Company.

The Warrants constitute restricted securities as defined under Regulation D under the Securities Act. The holder of a Warrant may not transfer the Warrant unless such transfer is exempt from registration, except transfers to: (i) the Company or any of its subsidiaries; (ii) pursuant to a registration statement declared effective under the Securities Act; (iii) to a “Qualified Institutional Buyer” as defined in Rule 144A if the Warrant is eligible for resale under such rule; (iv) pursuant to offers and sales to non-U.S. Purchasers that occur outside the United States within the meaning of Regulation S under the Securities Act; (v) to an institutional “accredited investor” as defined under Rule 501 under the Securities Act; or (vi) pursuant to another available exemption from registration requirements of the Securities Act. The Warrants bear a legend restricting transfer unless the Warrant and Warrant Shares have been registered or are sold in transactions exempt from registration.

The exercise price of the Warrants and the number of shares purchasable are subject to adjustment on a weighted average basis if the Company issues or sells any class of capital stock without consideration or for a consideration per share less than the current market price of the capital stock immediately prior to the time of issuance. No adjustment is made upon conversion of shares of the Company’s Series M Convertible Preferred Stock, Series N Convertible Preferred Stock, Series O Convertible Preferred Stock, Series P Convertible Preferred Stock or Series Q Preferred Stock in each case at the exercise price in effect on July 3, 2006; or as payment of dividends in lieu of cash with respect to such series; upon exercise of warrants of the Company outstanding as of July 3, 2006 to purchase up to 30,630,538 shares of common stock; or upon the exercise of options or other rights to purchase up to 3,361,365 shares of common stock outstanding as of July 3, 2006 under the Company’s stock option plans. Similar adjustments in the exercise price and number of shares issuable upon exercise will be made if the Company grants or issues warrants, options or other rights to subscribe for or to purchase capital stock or convertible securities or upon the additional conversion or exchange of convertible securities, and the price per share for which the capital stock is issuable upon exercise of options or convertible securities is less than the current market price of the Company’s capital stock immediately preceding the time of grant or issue; and the exercise price of the Warrants will be adjusted if the purchase price provided in any right or option or the rate at which convertible securities are convertible into capital stock is changed.

The Warrants also provide for customary anti-dilution provisions arising out of stock splits, combinations, dividends, distributions and similar events; and provide for rights to Warrant holders to receive a supplemental Warrant entitling a holder of a Warrant to receive securities and/or other property receivable upon a reclassification, consolidation, merger, sale or conveyance by the Company. Upon an adjustment of the exercise price, the number of shares of common stock issuable upon exercise at the adjusted exercise price are adjusted to the nearest full amount by multiplying a number equal to the exercise price in effect immediately prior to an adjustment by the number of shares issuable upon exercise of the Warrants immediately prior to the adjustment and dividing the product so obtained by the adjusted exercise price.

Upon occurrence of a Special Redemption Trigger (as defined in the Indenture), then on the Special Mandatory Redemption Date (defined in the Indenture), the number of Warrant Shares for which a Warrant will be exercisable following the Special Mandatory Redemption Date will be adjusted to one-half of the number of Warrant Shares that were initially issuable pursuant to the Warrant. If a holder had exercised more than one-half of the Warrant prior to the Special Mandatory Redemption Date, then the Warrant will be cancelled in its entirety, but Warrant Shares issued pursuant to such prior exercise of the Warrant are not affected.

The Warrants contain other customary terms and provisions. The foregoing description of the Warrants is qualified in its entirety by reference to the form of Warrant issued to the Unit Purchasers, a copy of which is attached as Exhibit 10.6 to this current report and is incorporated herein by reference.

On July 3, 2006, the Company also issued warrants for the purchase of an aggregate of 797,500 shares of common stock to TH Lee Putnam Ventures, L.P., TH Lee Putnam Parallel Ventures, L.P., TH Li Co-investment Partners, LLC, Thomas H. Lee, and TH Lee Putnam Fund Advisors, L.P. (“TH Lee Parties”). The warrants were issued in consideration of services provided by one or more of the TH Lee Parties and are exercisable at $.01 per share. The warrants issued to the TH Lee Parties have terms similar to the Warrants issued to the Unit Purchasers, but do not provide for automatic exercise upon the occurrence of an Automatic Exercise Value Trigger. The warrants issued to TH Lee Parties may be exercised on a cash or cashless exercise basis. The TH Lee Parties beneficially owned 62.3% of the Company’s common stock as of May 26, 2006. James G. Brown, Founder and Managing Director of TH Lee Putnam Ventures L.P., is a director of the Company.

Stock Purchase Agreement

In connection with the SPA, the Company’s Board of Directors adopted and approved a Certificate of Designations, Preferences and Rights of Series Q Preferred Stock of Velocity Express Corporation, as amended (the “Certificate of Designation”). The Certificate of Designation creates 9,704,813 shares of Series Q Preferred Stock with the preferences and rights described below. The Certificate of Designation was filed with the Secretary of State of the State of Delaware on June 30, 2006, and amended on July 3, 2006. The descriptions of the SPA, Certificate of Designation and Registration Rights Agreement below are qualified in their entirety by reference to the SPA, Certificate of Designation and Registration Rights Agreement, copies of which are attached as Exhibits 10.4, 3.1, 3.2 and 10.5 to this current report and are incorporated herein by reference.

Description of the Series Q Preferred Stock

Each share of Series Q Preferred Stock sold under the SPA was issued at a price of $10.00 per share and is convertible into 9.0909 shares of the Company’s common stock, representing an initial conversion price of $1.10 per share, subject to adjustment. Additional terms of the Series Q Preferred Stock include the following:

•	Cumulative dividends at the rate of six percent per annum on the stated value of $10.00 per share are payable quarterly in arrears. Dividends on the Series Q Preferred Stock are in preference to, and have priority over, distributions with respect to all other outstanding classes or series of the Company’s capital stock (other than dividends payable solely in shares of common stock). At the election of the Company, dividends on the Series Q Preferred Stock are payable in shares of Series Q Preferred Stock (“PIK Shares”); provided, however, that PIK Shares may not be issued without the consent of the holders of at least 70 percent of the outstanding Series Q Preferred Stock, unless the shares of common stock into which the PIK Shares are convertible have been registered for immediate resale under the Securities Act of 1933, as amended.

•	Upon the liquidation, dissolution or winding up of the Company, holders of shares of Series Q Preferred Stock are entitled to a payment equal to the shares’ stated value plus any accrued and unpaid dividends before payment is made with respect to any other outstanding classes or series of the Company’s capital stock.

•	The Company may elect to redeem the outstanding shares of Series Q Preferred Stock at any time for an amount equal to 125 percent of their stated value plus accrued and unpaid dividends. Upon the occurrence of any of the following events, the Company shall be obligated to redeem all outstanding shares of Series Q Preferred Stock (subject to the right of each holder of Series Q Preferred Stock to reject redemption) at a price equal to their stated value, all accrued and unpaid dividends, and a redemption premium of 50 percent of the annual dividend payable with respect to the Series Q Preferred Stock:

(i)	the acquisition of CD&L by a party other than the Company;

(ii)	the termination of the Merger Agreement; or

(iii)	the failure of the Company to consummate the acquisition of CD&L within 270 days following the Company’s issuance of the Series Q Preferred Stock.

•	The price at which the Series Q Preferred Stock may be converted into shares of common stock is subject to reduction as a result of subsequent issuances of common stock (or securities convertible into or exercisable for common stock) at a price per share of common stock less than the Series Q Preferred Stock conversion price, excluding: (i) issuances of common stock pursuant to employee stock option grants; (ii) issuances of common stock upon exercise or conversion of options or convertible securities outstanding on the date shares of Series Q Preferred Stock are issued; (iii) issuances of PIK Shares; and (iv) issuances of payment-in-kind dividends made with respect to other outstanding classes or series of the Company’s preferred stock.

•	The Company is entitled to force holders of the Series Q Preferred Stock to convert their shares into common stock if and when the daily weighted average market price of the common stock is equal to or greater than 200 percent of the then applicable Series Q Preferred Stock conversion price for a specified period of time and the shares of common stock issuable upon conversion of the Series Q Preferred Stock have been registered for resale under applicable federal and state securities laws.

Significant Covenants of the Company

Information Statement. On or before August 1, 2006, the Company must prepare and file with the SEC an Information Statement in compliance with Regulation 14C and Schedule 14C under the Securities Exchange Act of 1934, as amended, with respect to the written consents given by the Company’s stockholders to approve the issuance of the Series Q Preferred Stock. Pursuant to the terms of the Certificate of Designation, if the stockholder approvals set forth in the Information Statement are not effective on or prior to October 31, 2006, the Company will pay liquidated damages to each holder of Series Q Preferred Stock in an amount equal to one percent of the aggregate purchase price paid for the Series Q Preferred Stock then held by such holder for each 30-day period or pro rata portion thereof following October 31, 2006, until such stockholder approval is effective.

Restriction on Certain Financings. For so long as any Series Q Preferred Stock purchased under the SPA is outstanding, the Company may not enter into any equity line of credit, variable or “future-priced” resetting, self-liquidating, adjusting or conditional fund raising, or similar financing arrangements.

Maintenance of Nasdaq Listing. The Company must use its best efforts to maintain the listing of its common stock on the Nasdaq Capital Market or a recognized securities exchange registered with the Securities and Exchange Commission.

Provide SEC Filings. Until July 3, 2011, the Company must furnish to the investors holding shares of Series Q Preferred Stock all reports, documents, information and financial statements filed by the Company with the Securities and Exchange Commission pursuant to the Exchange Act.

Indemnification. The Company has agreed to indemnify and hold harmless each investor and its affiliates and their respective officers, directors, managers, members, partners, employees and agents, to the fullest extent lawful, from any claims, liabilities, losses, damages and expenses arising out of or based upon:

•	any untrue statement or alleged untrue statement of a material fact contained in any materials or information provided to the investors by, or with the approval in writing of, the Company in connection with the marketing of the shares of Series Q Preferred Stock, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or

•	any breach by the Company of any representation or warranty or failure to comply with any of the covenants and agreements contained in the SPA.

The Company has also agreed to indemnify and hold harmless Jefferies & Company, Inc. for serving as closing agent under the SPA from any and all reasonable costs and expenses it incurs in connection with such service.

Registration Rights Agreement

The investors have been granted certain registration rights with respect to the shares of the Company’s common stock underlying the Series Q Preferred Stock (the “Conversion Shares”) pursuant to the terms of a Registration Rights Agreement, dated as of July 3, 2006, by and between the Company, the Investors and the other parties thereto (the “Registration Rights Agreement”). In addition to the Conversion Shares, the Registration Rights Agreement covers the following securities of the Company (the “Registrable Securities”):

•	PIK Shares;

•	shares of the Company’s common stock underlying the Warrants issued under the Senior Secured Note Purchase Agreement and the Unit Purchase Agreement, dated July 3, 2006, by and between the Company and Exeter Capital Partners IV, L.P.;

•	shares of the Company’s common stock underlying the Warrants issued to placement agents, affiliates and financial advisors in exchange for services rendered;

•	shares of the Company’s common stock underlying the Company’s Series M, N, O and P Convertible Preferred Stock (including shares of each such series issued as payment-in-kind dividends);

•	approximately 462,000 shares of the Company’s common stock issued to two advisors of CD&L for services rendered in connection with the Merger Agreement; and

•	approximately 2,465,418 shares of the Company’s common stock issued to Exeter Capital Partners IV, L.P. pursuant to the Series A Preferred Stock, Common Stock and Warrant Purchase Agreement (Share Consideration), dated as of July 3, 2006, by and between Velocity Express Corporation and Exeter Capital Partners IV, L.P., a copy of which is attached as Exhibit 10.11 to this current report and is incorporated herein by reference.

Shelf Registration Statement. The Company is obligated to file a registration statement with the Securities and Exchange Commission, promptly after July 3, 2006 but no later than October 31, 2006 (the “Filing Deadline”), registering for resale the Conversion Shares. If the registration statement is not filed by the Filing Deadline or the registration is not declared effective by the Securities and Exchange Commission by December 29, 2006, or if after the registration statement is declared effective sales cannot be made pursuant to such registration statement for any reason other than certain delays permitted under the Registration Rights Agreement, the Company will make a pro rata payments to each holder of Registrable Securities in an amount equal to 1.0% (0.5% for holders of Warrants issued under the Senior Secured Note Purchase Agreement) of the aggregate amount invested by such holder for the Registrable Securities then held for each 30-day period or pro rata portion thereof following the date the registration statement should have been effective.

Piggyback Rights. The holders of Registrable Securities are also entitled to piggyback registration rights whenever the Company proposes to file a registration statement with respect to an offering for its own securities or for the account of others of any class of securities of the Company, subject to customary limitations imposed by the managing underwriter of such offering.

Other Provisions. The Registration Rights Agreement also contains customary indemnity provisions in favor of the holders of the Registrable Securities and the Company. The Company is responsible for paying the costs associated with registration of the Registrable Securities, including the fees and expenses of one counsel for the holders of Warrants and one counsel for the holders of Series Q Preferred Stock, but excluding all other expenses of the holders, including discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

Other Issuances of Series Q Preferred Stock

Effective July 3, 2006, the Company issued an aggregate of 309,770 shares of Series Q Preferred Stock, in consideration of services, determined by the Company to have a value of not less than $10.00 per share, to the following parties:

Context Capital Management, LLC	45,000
Broadband Capital Management, LLC	55,840
Pequot Capital Management	41,250
Meritage Capital Advisors, LLC	45,000
Luther Capital Management, LLC	20,000
Jefferies & Company, Inc.	102,680

The Company also issued an aggregate of 13,000 shares of Series Q Preferred Stock to TH Lee Putnam Ventures, L.P. (7,171 shares), TH Lee Putnam Parallel Ventures, L.P. (5,246 shares), TH Li Coinvestment Partners, LLC (420 shares) and Thomas H. Lee (163 shares) at $10.00 per share, payment for which was made by application of a credit from an overfunding in connection with a previous financing. The TH Lee Parties beneficially owned 62.3% of the Company’s common stock as of May 26, 2006. James G. Brown, Founder and Managing Director of TH Lee Putnam Ventures L.P., is a director of the Company.

Use of Proceeds from Financing

The net proceeds from the sale of the Senior Notes and Series Q Preferred Stock will be $103,006,319. Of such amount: (a) $27,175,000 was used to retire indebtedness to Bank of America, N.A. in the amount of $21,284,758 and to BET Associates, LP, in the amount of $5,890,250; and (b) $33,117,714 has been deposited with a paying agent to fund the Company’s obligations under the Merger Agreement.

An aggregate of $19,012,478 of the proceeds from the financing were used to purchase Series A Convertible Notes, Series A Convertible Preferred shares, certain warrants and common stock of CD&L representing, on an as converted basis, 49% of CD&L’s outstanding common stock. These securities were acquired from private investors and certain current and former members of CD&L’s management, as described below. The Company made cash payments of legal and investment banking fees associated with the acquisition of these securities of approximately $1.1 million.

The increase in the Company’s working capital, after reduction of debt, deposits with paying agents, acquisition of notes, shares and warrants, and paying associated fees, was approximately $23.7 million.

ACQUISITION OF 49% BENEFICIAL

INTEREST IN COMMON STOCK OF CD&L

On July 3, 2006, the Company entered into a Series A Preferred Stock and Warrant Purchase Agreement with BNP Paribas (“Paribas”) and two Series A Preferred Stock, Common Stock and Warrant Purchase Agreements with Exeter Capital Partners IV, L.P. (“Exeter IV”), one of which related to securities purchased on the same date by Exeter IV from the United States Small Business Administration as receiver for Exeter Venture Lenders, L.P. (“Exeter I”) and one relating to CD&L securities held by Exeter IV prior to that date (collectively, the “Preferred Purchase Agreements”). The description of the Company’s purchase of CD&L’s securities is qualified in its entirety by reference to the applicable purchase agreements, copies of which are attached as Exhibits 10.8, 10.9, 10.10, 10.11 and 10.12 to this current report and are incorporated herein by reference. Under the Preferred Purchase Agreements, the Company purchased the following securities of CD&L at the following prices:

	Series A Preferred Stock
	Number of Preferred Shares	As Converted to Common	Per Common Share Price	Aggregate Price
Paribas	262,467	2,624,670	2.10	$5,511,807
Exeter IV	131,234	1,312,340	3.00	$3,937,020

	Common Stock Purchase Warrants (exercisable at $.01 per share)
	Number of Warrants	Per Share Price	Aggregate Price
Paribas	337,500	2.10	$705,375
Exeter IV	168,750	3.00	$506,250

	Common Stock
	Number of Shares	Per Share Price	Aggregate Price
Exeter IV	656,168	3.00	$1,968,504

All payments to Paribas were made in cash. Payments to Exeter was made as follows: (a) as to the shares it historically owned, Exeter IV received 3,205 units, with each unit consisting of a 12% senior note in the principal amount of $1,000 and warrants to purchase up to 345 shares of the Company common stock at a price of $1.45 per share. These units were simultaneously being sold to investors by the Company at an aggregate price of $1,000 (i.e., so that the Company paid Exeter IV $3.00 per CD&L common share based on such value) and (b) as to the securities acquired on July 3, 2006 from Exeter I, Exeter IV received 2,465,418 shares of the Company common stock at an agreed-on price of $1.30 per share (so that the Company paid Exeter IV $3.00 per share for such CD&L securities, based on such value).

Shortly after consummation of such purchases, the Company provided notice of the conversion of the Series A preferred stock into an aggregate of 3,937,010 shares of CD&L common stock, and exercised the 506,250 warrants on a cashless basis for an aggregate exercise price of $506.25, so that it received 506,075 shares of CD&L common stock. As a result, under the preferred purchase agreements, the Company acquired, in the aggregate, 5,099,253 shares of CD&L common stock.

Series A Convertible Subordinated Debenture Purchase Agreement

On July 3, 2006, Velocity entered into a Series A Convertible Subordinated Debenture Purchase Agreement (the “Debenture Purchase Agreement”) with the 14 individuals who held all of the Company’s Series A debentures in the aggregate principal amount of $4 million, including Albert W. Van Ness, Jr., Chairman and Chief Executive Officer, William T. Brannan, President and director, Michael Brooks, Group Operations President and director, Russell Reardon, Chief Financial Officer, Mark Carlesimo, General Counsel, Matthew Morahan, director, Peter Young, an employee of CD&L, other officers of subsidiaries of CD&L, a consultant to CD&L, and other individuals (the “Series A Debenture Sellers”). Under the Debenture Purchase Agreement, the Company purchased the Series A debentures as follows:

Seller	Principal Amount of Debentures	As Converted Common Shares	Per Common Share Price	Aggregate Price
Albert W. VanNess, Jr.	$600,000	590,551	$3.25	$1,919,291.34
William T. Brannan	600,000	590,551	3.25	1,919,291.34
Michael Brooks	600,000	590,551	3.25	1,919,291.34
Russell Reardon	600,000	590,551	3.25	1,919,291.34
Mark Carlesimo	100,000	98,425	3.25	319,881.89
Matthew Morahan	200,000	196,850	3.25	639,763.78
Peter Young	100,000	98,425	3.25	319,881.89
Other Persons	1,200,000	1,181,102	3.25	3,838,581.50

The Series A Debenture Sellers had been parties to a shareholders agreement with CD&L and the holders of the Series A preferred stock under which they had a right of first refusal to acquire the Series A preferred stock. As a condition to the Debenture Purchase Agreement, the Series A Debenture Sellers also enter into an agreement whereby they waived those rights of first refusal.

Shortly after consummation of the debenture purchase, the Company converted the Series A Debentures into an aggregate of 3,937,008 shares of CD&L common stock. As a result of this conversion and the Preferred Purchase Agreements, the Company owns 9,036,261 shares of CD&L common stock, representing 49% of outstanding shares of common stock of CD&L.

The foregoing summary is qualified in its entirety by reference to the Series A Convertible Subordinated Debenture Purchase Agreement, a copy of which is attached as Exhibit 10.12 to this current report and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The contents of Item 1.01 under the caption “Acquisition of 49% Beneficial Interest in Common Stock of CD&L” above are incorporated herein by reference in their entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) The contents of Item 1.01 under the caption “Acquisition Financing – Terms of Senior Notes and Indenture” above are incorporated herein by reference in their entirety.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the terms of stock purchase agreements entered into on July 3, 2006, the Company issued 4,332,770 shares of Series Q Preferred Stock, which are convertible into an aggregate of 39,388,818 shares of the Company’s common stock. Of the amount of Series Q Preferred Stock sold, 4,000,000 shares were sold for $10.00 per share, and 332,770 were issued in consideration of services. In connection with the Company’s sale on July 3, 2006 of $75,000,000 principal amount of 12% Senior Secured Notes, the Company sold Warrants to the Unit Purchasers for the purchase of an aggregate of 25,875,000 shares of common stock. In connection with the Company’s acquisition of CD&L Series A Preferred Stock, common stock and warrants from an investor, the Company issued 3,205 units consisting of Senior Notes and Warrants to purchase an aggregate of 1,105,725 shares of the Company’s common stock at an exercise price of $1.45 per share. The Company also issued warrants to purchase 797,500 shares of common stock to the TH Lee Parties in consideration of services provided to the Company. The warrants issued to the TH Lee Parties are exercisable at $.01 per share. On July 3, 2006, the Company issued 2,465,418 shares of common stock to an investor in CD&L, in exchange for the following securities of CD&L: 656,170 shares of CD&L Series A Preferred Stock; 328,084 shares of CD&L common stock; and a Warrant for the purchase of 84,375 shares of common stock of CD&L. The Company engaged Broadband Capital Management, LLC (“Broadband”) as lead agent in connection with the sale of the Series Q Preferred Stock and, in addition to cash compensation, issued to Broadband 55,840 shares of Series Q Preferred Stock. The Company engaged Jefferies & Company, Inc. (“Jefferies”) as lead agent in connection with sale of the Senior Notes and, in addition to cash compensation, issued to Jefferies 102,680 shares of Series Q Preferred Stock.

Further details regarding these unregistered sales of equity securities are set forth in Item 1.01 above. The contents of Item 1.01 above are incorporated by reference in response to this Item 3.02.

All of the foregoing were offered and sold to a limited group of institutional and individual purchasers in private placement transactions effected in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. Each of the investors is an accredited investor as defined under Rule 501 of Regulation D under the Securities Act.

Item 8.01 Other Events

On July 5, 2006, Velocity and CD&L issued a press release regarding the transactions described herein. Such press release, which appears at Exhibit 99 to this current report, is incorporated by reference in response to this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(a) The financial statements required by this item will be filed by amendment to this current report no later than 71 calendar days after July 10, 2006.

(b) The pro forma financial information required by this item will be filed by amendment to this current report no later than 71 calendar days after July 10, 2006.

(c) Not applicable.

(d) See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2006	Velocity Express Corporation

	By:	/s/ Edward W. Stone
Edward W. Stone
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of July 3, 2006, by and among Velocity Express Corporation, CD&L Acquisition Corp., and CD&L, Inc.

3.1	Certificate of Designations, Preferences and Rights of Series Q Convertible Preferred Stock of Velocity Express Corporation, filed June 30, 2006 (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 000-28452) filed July 6, 2006).

3.2	Amended Certificate of Designation of Series Q Convertible Preferred Stock of Velocity Express Corporation, filed July 3, 2006 (incorporated by reference to the Company’s Current Report on Form 8-K (File No. 000-28452) filed July 6, 2006).

4.1	Indenture, dated as of July 3, 2006, between Velocity Express Corporation and Wells Fargo Bank, N.A., as trustee.

4.2	See Exhibits 3.1 and 3.2.

10.1	Purchase Agreement for 12% Senior Secured Notes and Warrants, dated as of July 3, 2006, by and among Velocity Express Corporation, CD&L Acquisition Corp., Corporate Express Distribution Services, Inc., Velocity Express Leasing, Inc., Velocity Express, Inc., VXP Leasing Mid-West, Inc., VXP Mid-West, Inc. and each of the purchasers party thereto (including form of Senior Note).

10.2	Form of Warrant issued together with the 12% Senior Secured Notes of Velocity Express Corporation as a Unit.

10.3	Security Agreement, dated as of July 3, 2006, by and among Velocity Express Corporation, CD&L Acquisition Corp., Corporate Express Distribution Services, Inc., Velocity Express Leasing, Inc., Velocity Express, Inc., VXP Leasing Mid-West, Inc., VXP Mid-West, Inc. and Wells Fargo Bank, N.A., as Trustee.

10.4	Stock Purchase Agreement for Series Q Convertible Preferred Stock, dated as of July 3, 2006, by and among Velocity Express Corporation and each of the purchasers party thereto.

10.5	Registration Rights Agreement, dated as of July 3, 2006, by and among Velocity Express Corporation and each of the other parties thereto.

10.6	Form of Warrant issued in connection with services provided to Velocity Express Corporation or its affiliates.

10.7	Voting Agreement, dated July 3, 2006, by and between Velocity Express Corporation and the individuals party thereto.

10.8	Series A Preferred Stock and Warrant Purchase Agreement, dated as of July 3, 2006, by and between Velocity Express Corporation and BNP Paribas.

10.9	Series A Preferred Stock, Common Stock and Warrant Purchase Agreement (Note and Warrant Consideration), dated as of July 3, 2006, by and between Velocity Express Corporation and Exeter Capital Partners IV, L.P.

10.10	Unit Purchase Agreement, dated as of July 3, 2006, by and among Velocity Express Corporation, CD&L Acquisition Corp., Corporate Express Distribution Services, Inc., Velocity Express Leasing, Inc., Velocity Express, Inc., VXP Leasing Mid-West, Inc., VXP Mid-West, Inc. and Exeter Capital Partners IV, L.P.

10.11	Series A Preferred Stock, Common Stock and Warrant Purchase Agreement (Share Consideration), dated as of July 3, 2006, by and between Velocity Express Corporation and Exeter Capital Partners IV, L.P.

10.12	Series A Convertible Subordinated Debenture Purchase Agreement, dated as of July 3, 2006, by and between Velocity Express Corporation and each of the other parties thereto.

99	Press Release dated July 5, 2006.